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                                                                    Exhibit 99.1

Newark, DE, August 2, 2004 - Artesian Resources Corporation (Nasdaq: ARTNA) today announced basic and diluted earnings per common share were $0.43 and $0.41, respectively, for the six months ended June 30, 2004, as compared to $0.50 and $0.49, respectively, for the same period last year, a 14.0% decrease in basic earnings per common share. Net income available to common stockholders for the six months ended June 30, 2004 was $1.7 million, compared to $1.9 million for the same period in the prior year.

Basic and diluted earnings per common share for the second quarter in 2004 were $0.24, as compared to $0.31 for the same period last year. Net income available to common stockholders decreased 21.2%, to $1.0 million for the second quarter of 2004 from $1.2 million for the second quarter last year.

The decrease in earnings for the quarter and six months ended June 30, 2004 compared to the same periods a year ago reflects the combined impact of wet weather and the need for recovery of costs associated with investments in utility plant through increased rates charged to water customers. Artesian has invested $47 million in utility plant providing supply, treatment, storage and distribution of water to its customers since September, 2002, the end of the period for investment included in the last rate increase request. Appropriate recovery of the costs associated with this investment awaits conclusion of a rate filing currently pending before the Delaware Public Service Commission.

Revenues for the six months ended June 30, 2004 were $18.8 million, up 4.3% from $18.0 million in the comparable period in 2003. Revenues from water sales increased 3.9%, or $681,000. The number of water customers served by Artesian has grown 2.5% from a year ago. As permitted by Delaware statute, Artesian also placed a 6.9% temporary rate increase into effect on April 6, 2004. However, the increase in revenues from the increased number of customers served and the implementation of temporary rates was offset by suppressed water demand resulting from significant rainfall in New Castle County, Delaware, where 94.7% of our customer base reside. The rainfall was approximately 53% above average in the second quarter of 2004, and 3% greater than the same time a year ago. Contributing to our growth in operating revenues, Artesian recorded a 39.7% increase, $95,000, in non-utility operating revenue, primarily from its contract wastewater operations.

Operations and maintenance expenses for the first six months of 2004 were $10.4 million, an increase of 7.6% from the $9.6 million in the same period in 2003. The major components of the increase in operating expenses included increased:

     o payroll and employee benefit expense of $183,000 primarily as a result of increased medical insurance premiums;

     o  repair and maintenance expense of $144,000;

     o rate case expense associated with the accelerated amortization of the 2002 rate application expenditures of $96,000 upon filing a new rate application in 2004;

     o costs associated with the regulatory processing of CPCN applications in Pennsylvania of $77,000;

     o consulting expenses of $70,000 incurred by the PSC but required to be reimbursed by Artesian in connection with the review of supply conditions during 2002;

     o  property and liability insurance expense of $41,000;



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     o  training primarily associated with the recently purchased software systems of $34,000;

     o engineering services for our wastewater subsidiaries of $61,000. These engineering fees are charged back to developers under contract and the associated revenues have been reflected in our operating revenues under non-utility revenue.

These increases were partially offset by a reduction of $87,000 in related party expense due to our purchase of the office and shop complex in October 2003 which we had previously leased from White Clay Realty.

Depreciation expense increased $280,000, or 16.1%, for the first six months of 2004 compared to the same period last year as a result of Artesian's continued significant investment in utility plant.

In addition to the effect on depreciation, these capital investments also had the effect of increasing our miscellaneous income recorded after operating income due to an increase in our allowance for funds used during construction of $152,000. We also recognized an increase in miscellaneous income of $161,000 of which $130,000 was the result of increased dividend income from a Cooperative Bank. This increase is related to the Company's issuance of an additional $25 million in First Mortgage Bonds in January 2003.

Artesian's investments in utility plant also required additional borrowings in the past year that resulted in an increase in interest expense of $554,000, or 23.2%, when comparing the first six months of 2004 to the same period a year ago. The cost associated with Artesian's investments in utility plant and increases in operating costs are included in the Company's current request for an increase in rates filed with the Delaware Public Service Commission.

Artesian Resources Corporation, through our wholly-owned subsidiary Artesian Water Company, is the largest investor owned regulated public water utility in the State of Delaware and has been providing water within the state since 1905. Artesian has invested more than $110 million in utility plant over the last 10 years to provide sufficient treated supply, new water mains and additional storage capacity to meet peak demands and provide fire protection for Delaware residents. We distribute and sell water to residential, commercial, industrial, governmental, municipal and utility customers throughout the state. As of June 30, 2004, we had approximately 70,400 metered customers, providing water service to about 230,000 residents, approximately 29% of Delaware's total population. Artesian maintains approximately 950 miles of water main throughout the state. Last year, Artesian distributed 7.2 billion gallons of water. Artesian's water supply is treated at 50 different locations statewide. Artesian serves New Castle County from 83 operating wells in 31 well fields. Artesian also has 12 wells in 9 active well fields in Kent County and 9 wells in 5 well fields in Sussex County.



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                         ARTESIAN RESOURCES CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                    (Unaudited)      (Unaudited)       (Unaudited)        (Unaudited)
                                                   Quarter ended    Quarter ended   Six Months ended    Six Months ended
                                                   June 30, 2004    June 30, 2003     June 30, 2004      June 30, 2003
                                                  ---------------  --------------- ------------------  ------------------
OPERATING REVENUES                                     $    9,984       $    9,453         $   18,771          $   17,991
                                                       ----------       ----------         ----------          ----------


OPERATING EXPENSES
  Operations and Maintenance Expenses                       5,328            4,819             10,386               9,649
  Depreciation and Amortization                             1,093              889              2,016               1,736
  State & Federal Taxes                                       648              847              1,119               1,346
  Property and Other Taxes                                    553              522              1,082               1,019
                                                       ----------       ----------         ----------          ----------
                                                            7,622            7,077             14,603              13,750
                                                       ----------       ----------         ----------          ----------

OPERATING INCOME                                            2,362            2,376              4,168               4,241
  Miscellaneous Income                                         77               71                446                 133
                                                       ----------       ----------         ----------          ----------
TOTAL INCOME                                                2,439            2,447              4,614               4,374
                                                       ----------       ----------         ----------          ----------

INTEREST CHARGES                                            1,480            1,228              2,937               2,383
                                                       ----------       ----------         ----------          ----------


NET INCOME                                                    959            1,219              1,677               1,991

PREFERRED DIVIDEND REQUIREMENT &
REDEMPTION PREMIUM                                                               2                  2                  66
                                                       ----------       ----------         ----------          ----------

NET INCOME APPLICABLE TO COMMON STOCK                  $      959       $    1,217         $    1,675          $    1,925
                                                       ==========       ==========         ==========          ==========
  Weighted Average Common Shares
    Outstanding - Basic                                 3,930,235        3,875,502          3,923,948           3,870,803
  Net Income per Common Share - Basic                  $     0.24       $     0.31         $     0.43          $     0.50

  Weighted Average Common Shares
    Outstanding - Diluted                               4,064,123        3,976,073          4,056,695           3,963,936
  Net Income per Common Share - Diluted                $     0.24       $     0.31         $     0.41          $     0.49






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                         ARTESIAN RESOURCES CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                              (Unaudited)
                                                                             June 30, 2004             December 31, 2003
                                                                     ----------------------------------------------------

ASSETS
    Utility Plant, at original cost less accumulated depreciation               $206,252                    $187,893
    Current Assets                                                                 8,776                       9,211
    Regulatory and Other Assets                                                   10,012                      19,220
                                                                                --------                    --------
                                                                                $225,040                    $216,324
                                                                                ========                    ========

CAPITALIZATION AND LIABILITIES
    Stockholders' Equity                                                        $ 53,327                    $ 52,691
    Long Term Debt, Net of Current Portion                                        83,202                      80,558
    Current Liabilities                                                           20,861                      19,674
    Advances for Construction                                                     20,823                      19,175
    Contributions in Aid of Construction                                          31,524                      30,376
    Other Liabilities                                                             15,303                      13,850
                                                                                --------                    --------
                                                                                $225,040                    $216,324
                                                                                ========                    ========